BioSpecifics Technologies Corp. Reports Second Quarter 2017
Financial Results

LYNBROOK, NY – August 9, 2017 – BioSpecifics Technologies Corp. (NASDAQ: BSTC), a biopharmaceutical company that originated and continues to develop collagenase based-therapies with a first in class collagenase-based product marketed as XIAFLEX® in the U.S. and Xiapex® in Europe, today announced its financial results for the second quarter ended June 30, 2017 and provided a corporate update.

“We continue to enroll patients in our ongoing Phase 1 trial of XIAFLEX for the treatment of uterine fibroids and look forward to reporting data in 2018. Our focus remains on investigating the potential of XIAFLEX in serious medical conditions,” said Thomas L. Wegman, President of BioSpecifics. “We also continue to support our partner Endo as they work to advance XIAFLEX toward Phase 3 trials in cellulite and review the commercial potential for their other licensed pipeline indications.”

Second Quarter 2017 Financial Results

BioSpecifics reported net income of $2.6 million for the second quarter ended June 30, 2017, or $0.37 per basic share and $0.36 per share on a fully diluted basis, compared to net income of $2.6 million, or $0.37 per basic share and $0.35 per share on a fully diluted basis, for the same period in 2016.

Total revenue for the second quarter ended June 30, 2017 was $6.5 million, compared to $6.2 million for the same period in 2016. The increase in total revenues for the quarterly period was primarily due to royalties based on sales of XIAFLEX for the treatment of Peyronie’s disease and Dupuytren’s contracture partially offset by lower mark-up on cost of goods sold revenue under BioSpecifics' agreement with Endo International plc (Endo).

Research and development expenses for the second quarter ended June 30, 2017 were $0.3 million compared to $0.4 million for the same period in 2016.

General and administrative expenses for the second quarter ended June 30, 2017 were $2.3 million compared to $1.9 million for the same period in 2016.

Provision for income taxes for the second quarter ended June 30, 2017 were $1.4 million, compared to $1.3 million for the same period in 2016.

As of June 30, 2017, BioSpecifics had cash and cash equivalents and investments of $58.5 million, compared to $52.8 million as of December 31, 2016.

XIAFLEX Commercial Highlights

On August 8, 2017, Endo reported commercial highlights for XIAFLEX for the second quarter of 2017 (Endo’s second quarter 2017 financials are reported in BioSpecifics’ third quarter 2017 financials). For the second quarter of 2017, total revenues were $50.1 million compared to $42.4 million in the second quarter of 2016, an 18 percent growth. Endo continues to anticipate high-single to low-double digit revenue growth for sales of XIAFLEX in 2017.

XIAFLEX Pipeline Updates and Anticipated Upcoming Milestones

BioSpecifics manages the development of XIAFLEX for uterine fibroids and may initiate the development of new potential indications, not licensed by Endo. In addition to Dupuytren’s contracture and Peyronie’s disease, Endo’s licensed rights include human and canine lipoma, adhesive capsulitis, cellulite, lateral hip fat and plantar fibromatosis.

  A Phase 1 trial of XIAFLEX for the treatment of uterine fibroids was initiated by BioSpecifics in April 2017 and enrollment is ongoing. This Phase 1 open-label dose escalation study for the treatment of uterine fibroids is being conducted at the Department of Gynecology & Obstetrics at Johns Hopkins University. The study is designed to enroll 15 female subjects treated prior to hysterectomy. The primary endpoint will assess the safety and tolerability of a single injection of XIAFLEX directly into the uterine fibroids under transvaginal ultrasound guidance. The secondary endpoints will assess symptoms of pain and bleeding, quality of life throughout the study, shrinkage of XIAFLEX treated fibroids in size, increased rates of apoptosis in treated fibroids and a decrease in the collagen content of treated fibroids.
  Endo plans to initiate Phase 3 clinical trials of XIAFLEX for the treatment of cellulite toward the end of 2017.

  A commercial review of additional indications and priority programs, beyond cellulite, is ongoing by Endo and will determine the clinical trial timelines for Endo’s licensed indications moving forward.

About BioSpecifics Technologies Corp.

BioSpecifics Technologies Corp. is a biopharmaceutical company that has developed injectable collagenase for thirteen clinical indications to date. Injectable collagenase is marketed as XIAFLEX® in the U.S. for the treatment of Dupuytren's contracture and Peyronie's disease by BioSpecifics' partner, Endo International plc (Endo). XIAFLEX® is also commercialized in Japan, Europe, Canada and Australia for Dupuytren's contracture and for Peyronie's disease in Europe and Australia. Endo is partnered with Sobi, Actelion and Asahi Kasei for Dupuytren's contracture and Peyronie's disease outside the U.S. The XIAFLEX research and development pipeline includes several additional promising indications. BioSpecifics is managing the development of XIAFLEX for uterine fibroids and is conducting a Phase 1 clinical trial. For more information, please visit www.biospecifics.com.

Forward-Looking Statements

This press release includes "forward-looking statements" within the meaning of, and made pursuant to the safe harbor provisions of, the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact, including statements regarding the company's strategy, future operations, future financial position, future revenues, projected costs, prospects, plans and objectives of management, expected revenue growth, and the assumptions underlying or relating to such statements, are "forward-looking statements." The forward-looking statements in this press release include statements concerning, among other things, the progression of our Phase 1 clinical trial of XIAFLEX for the treatment of uterine fibroids; whether and when we will report data from our Phase 1 clinical trial of XIAFLEX for the treatment of uterine fibroids; whether and when Endo will initiate the Phase 3 clinical trials of XIAFLEX for the treatment of cellulite; whether Endo will achieve high-single to low-double-digit revenue growth for XIAFLEX in 2017; the outcome of Endo's commercial assessment regarding the additional indications and priority programs and the timing of Endo's determination of clinical trial timelines for its licensed indications. In some cases, these statements can be identified by forward-looking words such as "believe," "expect," "plan", "may," "will," "can," and "could," the negative or plural of these words, and other similar expressions. These forward-looking statements are predictions based on BioSpecifics' current expectations and its projections about future events and various assumptions. There can be no assurance that BioSpecifics will realize its expectations or that BioSpecifics' beliefs will prove correct. There are a number of important factors that could cause BioSpecifics' actual results to differ materially from those indicated by such forward-looking statements, including the timing of regulatory filings and action; the ability of Endo and its partners, Asahi Kasei Pharma Corporation, Actelion Ltd. and Swedish Orphan Biovitrum AB, to achieve their objectives for XIAFLEX in their applicable territories; the market for XIAFLEX in, and timing, initiation and outcome of clinical trials for additional indications that will determine the amount of milestone, royalty, mark-up on cost of goods sold, license and sublicense income BioSpecifics may receive; the potential of XIAFLEX to be used in additional indications; Endo modifying its objectives or allocating resources other than to XIAFLEX; and other risk factors identified in BioSpecifics' Annual Report on Form 10-K for the year ended December 31, 2016, Quarterly Report on Form 10-Q for the quarter ended March 31, 2017 and its Current Reports on Form 8-K filed with the Securities and Exchange Commission. All forward-looking statements included in this press release are made as of the date hereof, are expressly qualified in their entirety by the cautionary statements included in this press release and, except as may be required by law, BioSpecifics assumes no obligation to update these forward-looking statements.

BioSpecifics Technologies Corp.
Condensed Consolidated Income Statement
(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2017	2016	2017	2016
Revenues:
Royalties	$6,531,107	$6,167,811	$14,217,317	$12,723,458
Licensing revenue	4,409	12,345	8,818	24,689
Total Revenues	6,535,516	6,180,156	14,226,135	12,748,147

Costs and expenses:
Research and development	337,731	444,477	592,512	692,977
General and administrative	2,315,283	1,902,083	4,741,000	4,066,416
Total costs and expenses	2,653,014	2,346,560	5,333,512	4,759,393

Operating income	3,882,502	3,833,596	8,892,623	7,988,754

Other income:
Interest income	140,995	67,327	242,748	120,030
Other, net	23,423	9,836	25,985	31,194
	164,418	77,163	268,733	151,224

Income before income tax expense	4,046,920	3,910,759	9,161,356	8,139,978
Provision for income tax expense	(1,422,829)	(1,338,044)	(3,192,512)	(2,738,139)

Net income	$2,624,091	$2,572,715	$5,968,844	$5,401,839

Earnings per share:
Basic	$0.37	$0.37	$0.83	$0.77
Diluted	$0.36	$0.35	$0.81	$0.74

Shares used in calculation of earnings per share:
Basic	7,170,223	7,018,652	7,167,251	7,015,158
Diluted	7,329,118	7,268,527	7,330,875	7,272,328

BioSpecifics Technologies Corp.
Selected Condensed Consolidated Balance Sheet Data

	(Unaudited)
	June 30,	December 31,
	2017	2016 (1)
Cash and cash equivalents	$6,029,964	$4,763,364
Investments	52,512,293	48,026,242
Accounts and income tax receivable	4,953,487	4,305,503
Deferred tax assets	3,072,116	3,290,122
Working capital	55,895,116	53,403,332
Total assets	70,297,953	64,696,280
Long-term liabilities	5,661,179	6,417,702
Total stockholders' equity	62,097,227	56,281,943

(1) The selected consolidated balance sheet information for the year ended December 31, 2016 have been derived from the financial statements but do not include all of the information and footnotes required by accounting principles generally accepted the United States for complete financial statements.

Contact:
BioSpecifics Technologies Corp.
Thomas L. Wegman, President
(516) 593-7000
thomas_wegman@biospecifics.com